UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2005

Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-108780 (Commission File Number)	20-0138854 (IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas (Address of Principal Executive Offices)	77056-6118 (Zip Code)

(888) 220-6121
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On April 1, 2005, Hines REIT Properties L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), which serves as the sole general partner of the Operating Partnership, entered into a Purchase and Sale Agreement (the “Agreement”), pursuant to which the Operating Partnership will acquire an approximate 9.39% non-managing general partnership interest (the “Partnership Interest”) in Hines-Sumisei U.S. Core Office Fund, L.P. (with its subsidiaries, the “Core Fund”) from Hines US Core LLC (“Core LLC”), an affiliate of Hines Interests Limited Partnership (“Hines”).

     Hines is the sponsor of Hines REIT. The Core Fund is an investment vehicle organized by Hines in August 2003 to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. Hines, the Core Fund, Core LLC and Hines U.S. Core Office Capital LLC, the managing general partner of the Core Fund, are affiliates of Jeffrey C. Hines, the Chairman of the Board of Directors of Hines REIT. The advisor of Hines REIT, which conducts its day-to-day operations, is also an affiliate of Mr. Hines.

     The Core Fund currently owns interests in nine office properties. The following is a brief description of each of these buildings:

•	425 Lexington Avenue is located in midtown Manhattan with 31 floors and a rentable area of 699,048 square feet;

•	499 Park Avenue is located in midtown Manhattan and has 28 floors and 280,919 square feet of rentable area;

•	600 Lexington Avenue is located in midtown Manhattan with 35 floors and a rentable area of 280,634 square feet;

•	1200 19th Street is located in Washington D.C. with eight floors and a rentable area of 236,436 square feet;

•	One Shell Plaza is located in Houston and has 49 office floors with a total of 1,225,786 square feet of rentable area;

•	Two Shell Plaza is located in Houston with 17 office floors and a rentable area of 564,843 square feet;

•	The KPMG Building, located at 55 Second Street in San Francisco, has 25 office floors with a total of 379,330 square feet of rentable area;

•	101 Second Street is located in San Francisco with 25 office floors and 387,866 square feet of rentable area; and

•	Three First National Plaza is located in Chicago and consists of a 57-story west tower, a 12-story east tower and a nine-story atrium with an aggregate of 1,439,367 square feet of rentable area.

     The total purchase price for the Partnership Interest was $40,000,000. Core LLC transferred an approximate 1.64% partnership interest to us effective as of April 1, 2005. As a result of this transaction, Hines REIT (through the Operating Partnership) now owns a 15.51% non-managing general partner interest in the Core Fund. We applied $2,252,240 to the purchase price of the Partnership Interest as of April 1, 2005 and have agreed to pay the remaining $37,747,760 of deferred purchase price as we receive additional net proceeds from our public offering and have available cash flow.

     Core LLC will transfer the remaining approximate 7.75% partnership interest to us in four installments of approximately 1.64% and a final installment of approximately 1.19%. Each installment will be transferred to us upon payment in full of $7,000,000 for the previous installment. Upon the completion of the transfer of the entire Partnership Interest covered by the Agreement, Hines REIT expects to own an approximate 23.26% non-managing general partner interest in the Core Fund. To the extent we receive any distributions from the Core Fund in respect of the Partnership Interest which relate to periods prior to April 1, 2005, such amounts will be transferred to Core LLC. To the extent we receive any distributions from the Core Fund in respect of the Partnership Interest which relate to period after the date any applicable portion of such interest was transferred to us, but prior to the date we pay the deferred purchase price for the applicable portion of such interest in full, such distributions will be allocated between us and Core LLC as follows: (i) the applicable amount of such distribution will be divided and deemed paid on a daily basis during such period, and (ii) each daily amount will be allocated between the parties based on the relationship of the total purchase price for such installment paid versus the amount of deferred purchase price for such installment unpaid on such day.

     We will acquire the Partnership Interest for $40,000,000. The original cost of the Partnership Interest to Core LLC on March 22, 2005 was also $40,000,000, which is the price at which the Core Fund would offer the Partnership Interest to an unaffiliated third party. The Core Fund used the investment by Core LLC to pay a portion of the consideration related to the acquisition of Three First National Plaza. Our acquisition of the Partnership Interest was unanimously approved by the members of both the conflicts committee of our board of directors and our entire board. As part of its approval of this acquisition, the conflicts committee retained Houlihan Lokey Howard & Zukin, an investment banking firm, to issue a report to the committee that the acquisition was fair to us from a financial point of view. The description of the Agreement contained herein is qualified in its entirety by reference to the text of the Agreement, included as an exhibit hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
99.1
Purchase and Sale Agreement, dated as of April 1, 2005, by and among Hines US Core LLC, a Delaware limited partnership, Hines REIT Properties, L.P., a Delaware limited partnership and Hines U.S. Core Office Capital LLC, a Delaware limited liability company and the managing general partner of Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
April 6, 2005	By:	/s/ Sherri W. Schugart
Sherri W. Schugart
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description
99.1
Purchase and Sale Agreement, dated as of April 1, 2005, by and among Hines US Core LLC, a Delaware limited partnership, Hines REIT Properties, L.P., a Delaware limited partnership and Hines U.S. Core Office Capital LLC, a Delaware limited liability company and the managing general partner of Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership.